Exhibit 99.1

Longs Drug Stores Corporation

Reports Second Quarter Results

WALNUT CREEK, California (August 15, 2007) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary income from continuing operations for the second quarter ended July 26, 2007 of $25.7 million, or $0.67 per diluted share, a 33 percent increase compared with income from continuing operations for the second quarter ended July 27, 2006 of $19.4 million, or $0.51 per diluted share.

Total revenues of $1.27 billion for the thirteen weeks ended July 26, 2007 were 3.0 percent higher than the $1.24 billion reported in the comparable period last year. Total retail drug store sales increased 2.9 percent and total pharmacy benefit services revenues increased 4.8 percent compared with the same period last year.

Commenting on the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “We continue to make progress on improving the profitability of our retail segment and RxAmerica continues to generate strong profitable growth in the pharmacy benefit services segment.

“In addition to RxAmerica’s growth, we have made progress in our retail segment by realigning and upgrading our store base, increasing our self-distribution of front-end merchandise, installing supply chain system technology and improving our operations,” Bryant said.

During the second quarter, Longs opened or acquired eight stores, closed 16 stores and remodeled 11 stores. The Company is estimating capital expenditures for the full year of Fiscal 2008 to be in the range of $150 million to $200 million. It plans to open or relocate approximately 30 to 35 stores and remodel up to 46 stores in Fiscal 2008. Over the next five years, the Company plans to grow its number of stores at a compound annual growth rate of 7 percent.

During the second quarter, Longs Drugs repurchased 500,000 shares of common stock at an average price of $54.31 per share for a total investment of $27.2 million. Approximately $46 million remain under current Board authorization for stock repurchases.

Second Quarter

Income

Income from continuing operations for the thirteen weeks ended July 26, 2007, was $25.7 million, or $0.67 per diluted share, compared with income from continuing operations for the thirteen weeks ended July 27, 2006 of $19.4 million, or $0.51 per diluted share.

Revenues

Total revenues of $1.27 billion for the thirteen weeks ended July 26, 2007 were 3.0 percent higher than the $1.24 billion reported in the comparable period last year. Total retail drug store sales were $1.20 billion, a 2.9 percent increase from $1.16 billion in the comparable period last year. Same-store sales increased 1.0 percent with pharmacy same-store sales increasing 1.8 percent and front-end same-store sales increasing 0.3 percent. Pharmacy sales were 51.3 percent of total drug store sales during the period, compared with 50.2 percent a year ago.

Pharmacy benefit services generated a 4.8 percent increase in revenues during the second quarter to $79.0 million compared with $75.3 million reported last year. Pharmacy benefit management services generated revenues of $13.3 million compared with second quarter revenues last year of $6.6 million which included a reduction of $3 million due to adjustments to certain rebate accruals. The prescription drug plans for Medicare beneficiaries generated revenues of $65.7 million compared with $68.8 million a year ago.

Retail Drug Store Gross Profit

The retail drug store gross profit for the second quarter ended July 26, 2007 was $314.5 million, or 26.3 percent of sales, compared with a gross profit of $293.4 million, or 25.3 percent of sales, last year. Growth in the retail drug store gross profit margin was primarily due to the merchandise mix, improved inventory management, increased self-distribution of front-end merchandise and higher generic utilization.

The LIFO provision for the second quarter ended July 26, 2007 was $2.0 million, down from $3.3 million a year ago.

Prescription Drug Plan Gross Profit

The prescription drug plan gross profit for the second quarter ended July 26, 2007 was $11.5 million, or 17.5 percent of prescription drug plan revenues, compared with a gross profit of $10.0 million, or 14.6 percent of prescription drug plan revenues, last year.

Operating and Administrative Expenses

Consolidated operating and administrative expenses for the second quarter ended July 26, 2007 were $295.0 million, or 23.1 percent of revenues, compared with $280.0 million, or 22.6 percent of revenues, last year. Both years include depreciation and amortization expenses. The increase in operating and administrative expenses is primarily due to store expansion.

Operating Income

Consolidated operating income for the second quarter ended July 26, 2007 was $44.3 million, or 3.5 percent of revenues, including a $0.4 million pre-tax net charge related to the planned disposition of eight California stores. Operating income for the second quarter ended July 27, 2006, was $30.4 million, or 2.5 percent of revenues.

Discontinued Operations

The Company reported a $0.9 million net gain, or $0.02 per diluted share, from discontinued operations for the second quarter ended July 26, 2007. The net gain primarily includes cash proceeds from the sale of property and prescription files offset by lease-related costs net of estimated sublease rental income, severance payments and other operating losses during the closure period. As announced on February 28, 2007, the results of operations associated with the 23 stores designated for disposition in Colorado, Oregon and Washington were classified as discontinued operations beginning in the first quarter of Fiscal 2008 in accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.”

First Six Months

Income

Income from continuing operations for the 26 weeks ended July 26, 2007, was $41.8 million, or $1.09 per diluted share, including $5.8 million of after-tax charges related to the planned disposition of eight California stores, or $0.15 per diluted share. Income from continuing operations for the 26 weeks ended July 27, 2006, was $35.7 million, or $0.93 per diluted share.

Net Charge for Store Disposition

On February 28, 2007, the Company announced the disposition of 31 stores, including eight California stores that would continue to be classified as continuing operations. The net charges related to the disposition of California stores during the 26 weeks ended July 26, 2007 were $9.6 million pre-tax, $5.8 million after-tax, or $0.15 per diluted share. The charges primarily include lease-related costs net of estimated sublease rental income and severance payments offset by the gains on the sale of prescription files.

Revenues

Total revenues of $2.57 billion for the 26 weeks ended July 26, 2007 were 4.3 percent higher than the $2.47 billion reported in the comparable period last year. Total retail drug store sales were $2.38 billion, a 3.6 percent increase from $2.30 billion in the comparable period last year. Same-store sales increased 1.5 percent with pharmacy same-store sales increasing 2.4 percent and front-end same-store sales increasing 0.7 percent. Pharmacy sales were 51.9 percent of total drug store sales during the period, compared with 50.8 percent a year ago.

Pharmacy benefit services generated a 13.2 percent increase in revenues during the 26 weeks ended July 26, 2007 to $191.0 million compared with $168.7 million reported last year. Pharmacy benefit management services generated a 62.7 percent increase in revenues to $28.7 million compared with revenues last year of $17.7 million which included a reduction of $3 million due to adjustments to certain rebate accruals. The prescription drug plans for Medicare beneficiaries generated a 7.4 percent increase in revenues to $162.2 million compared with $151.1 million a year ago.

Retail Drug Store Gross Profit

The retail drug store gross profit for the 26 weeks ended July 26, 2007 was $618.4 million, or 26.0 percent of sales, compared with a gross profit of $576.5 million, or 25.1 percent of sales, last year. Growth in the retail drug store gross profit margin was primarily due to improved inventory management, increased self-distribution of front-end merchandise, higher generic utilization and the merchandise mix.

The LIFO provision for the 26 weeks ended July 26, 2007 was $5.0 million compared with $5.3 million a year ago.

Prescription Drug Plan Gross Profit

The prescription drug plan gross profit for the 26 weeks ended July 26, 2007 was $15.6 million, or 9.6 percent of prescription drug plan revenues, compared with a gross profit of $15.1 million, or 10.0 percent of prescription drug plan revenues, last year.

Operating and Administrative Expenses

Consolidated operating and administrative expenses for the 26 weeks ended July 26, 2007 were $581.3 million, or 22.6 percent of revenues, compared with $552.0 million, or 22.4 percent of revenues, last year. Both years include depreciation and amortization expenses. The increase was primarily due to store expansion.

Operating Income

Consolidated operating income for the 26 weeks ended July 26, 2007 was $72.3 million, or 2.8 percent of revenues, including a $9.6 million pre-tax net charge related to the planned disposition of eight California stores. Operating income for the 26 weeks ended July 27, 2006, was $57.6 million, or 2.3 percent of revenues.

Discontinued Operations

The Company reported a $2.1 million net loss, or $0.06 per diluted share, from discontinued operations for the 26 weeks ended July 26, 2007. The net loss primarily includes lease-related costs net of estimated sublease rental income, severance payments and other operating losses during the closure period offset by cash proceeds from the sale of property and prescription files. As announced on February 28, 2007, the results of operations associated with the 23 stores designated for disposition in Colorado, Oregon and Washington were classified as discontinued operations beginning in the first quarter of Fiscal 2008 in accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Management Outlook

Thirty of the stores designated for closure under the planned disposition of 31 stores were closed during the 26 weeks ended July 26, 2007. One California store has remained open while the Company evaluates alternatives. The 31 stores designated for disposition under this plan include eight California stores accounted for in continuing operations and 23 stores in Colorado, Oregon and Washington accounted for in discontinued operations. Approximately two thirds of the store locations have been sold or sub-leased and the remainder are being actively marketed. Additional gains or charges will be recorded upon completion of the transactions, the timing of which is unknown.

The Company is estimating a net loss from discontinued operations for the full year ending January 31, 2008, in the range of zero to $1.4 million after-tax, or zero to $0.04 per diluted share, related to the disposition of 23 stores. The net loss primarily includes lease-related costs net of estimated sublease rental income, severance payments and other operating losses during the closure period offset by cash proceeds from the sale of property and prescription files. Management is unable to predict the timing of the transactions and expects variability from quarter to quarter before realizing the estimated net loss.

The Company is estimating net charges in continuing operations for the full year ending January 31, 2008 related to the disposition of eight stores in California of approximately $10.5 million to $13.0 million pre-tax, $6.3 million to $7.8 million after-tax, or $0.16 to $0.20 per diluted share. The Company currently expects to incur the remainder of these charges in the fourth quarter ending January 31, 2008 and does not expect net charges in continuing operations during the third quarter ending October 25, 2007. The charges primarily include lease-related costs net of estimated sublease rental income and severance. These charges and the timing of the transactions are subject to significant uncertainty including the variability in future vacancy periods, sublease income and settlements, if any.

For the 53 weeks ending January 31, 2008, Longs is estimating that total revenues from continuing operations will increase 5 to 7 percent and total retail drug store sales will increase 5 to 7 percent. The Company estimates that same-store sales will increase 1 to 3 percent compared with last year. Given these revenue assumptions, the financial results recorded for the first half of Fiscal 2008 and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve income from continuing operations of $2.51 to $2.61 per diluted share in Fiscal 2008, excluding the estimated net charges related to the disposition of previously designated stores of approximately $0.18 per diluted share. Including the estimated net charges, management’s outlook for income from continuing operations for Fiscal 2008 is $2.33 to $2.43 per diluted share. Income from continuing operations for Fiscal 2007 was $2.08 per diluted share, including $2.8 million after-tax transition costs related to a new distribution center, or $0.07 per diluted share.

For the third quarter ending October 25, 2007, Longs is estimating that total revenues from continuing operations will increase 3 to 5 percent and total retail drug store sales will increase 2 to 4 percent. The Company estimates that same-store sales will increase 1 to 3 percent compared with the third quarter of last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve income from continuing operations in the range of $0.40 to $0.45 per diluted share. Income from continuing operations for the third quarter ended October 26, 2006 was $0.35 per diluted share, including $1.3 million after-tax transition costs related to a new distribution facility, or $0.03 per diluted share.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT today to discuss its second quarter performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor Relations. A replay of the conference call will be available approximately two hours after the call and available until 6:30 p.m. EDT on Wednesday, August

22, 2007 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 409744 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Investor Relations Web Site.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, expected financial results for the third quarter and full fiscal year (including revenues, same-store sales and income from continuing operations), capital expenditures, progress on strategic initiatives, opening, relocating and remodeling of stores, profits from prescription drug plans, performance of RxAmerica, expenses relating to closure of stores, potential gains from sale of real estate and other assets, and are indicated by such words as “will”, “expects”, “estimates”, “goals”, “plans” or similar words. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those contemplated by such statements. Risks and uncertainties relate to, among other things, changing market conditions in the overall and regional economy and in the retail industry, the new Medicare Drug Benefit, transitioning to the Patterson distribution facility and greater self-distribution, opening, remodeling and closing stores, labor unrest, generic drug pricing, natural or manmade disasters, competition, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, additional expenses that may be incurred in connection with closing stores, the timing of selling stores and/or liquidating assets and other factors described from time to time in the Company’s news releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. In particular, charges and expenses relating to the store closures may differ from our estimates as plans and activities are finalized. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 493 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 26 weeks ended
	July 26, 2007	July 27, 2006	July 26, 2007	July 27, 2006
	Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,195,591	$1,161,870	$2,380,602	$2,296,847
Pharmacy benefit services revenues	78,958	75,343	190,957	168,743

Total revenues	1,274,549	1,237,213	2,571,559	2,465,590
Costs and expenses:
Cost of retail drug store sales	881,118	868,461	1,762,177	1,720,385
Prescription drug plan benefit costs	54,174	58,744	146,670	136,022
Operating and administrative expenses	295,030	279,990	581,300	552,011
Legal settlements and other disputes, net	(431)	(430)	(431)	(430)
Provision for store closures and asset impairments, net	371	—	9,586	—

Operating income	44,287	30,448	72,257	57,602
Interest expense	1,772	1,480	3,448	2,842
Interest income	(282)	(726)	(478)	(1,637)

Income from continuing operations before income taxes	42,797	29,694	69,287	56,397
Income taxes	17,059	10,339	27,523	20,713

Income from continuing operations	25,738	19,355	41,764	35,684
Income (loss) from discontinued operations, net of tax	869	(323)	(2,119)	(868)

Net income	$26,607	$19,032	$39,645	$34,816

Earnings per common share:
Basic:
Income from continuing operations	$0.69	$0.52	$1.11	$0.96
Income (loss) from discontinued operations	0.02	(0.01)	(0.05)	(0.03)

Net income	0.71	0.51	1.06	0.93

Diluted:
Income from continuing operations	$0.67	$0.51	$1.09	$0.93
Income (loss) from discontinued operations	0.02	(0.01)	(0.06)	(0.02)

Net income	0.69	0.50	1.03	0.91

Dividends per common share	$0.14	$0.14	$0.28	$0.28
Weighted average number of shares outstanding:
Basic	37,417	37,223	37,469	37,344
Diluted	38,326	38,224	38,412	38,351
Number of stores in continuing operations, beginning of period	487	454	486	453
Stores opened	2	4	3	5
Stores acquired	6	21	12	21
Stores closed	(3)	(2)	(9)	(2)

Number of stores in continuing operations, end of period	492	477	492	477

Number of stores in discontinued operations, beginning of period	13	23	23	23
Stores opened	—	—	—	—
Stores acquired	—	—	—	—
Stores closed	(13)	—	(23)	—

Number of stores in discontinued operations, end of period	—	23	—	23

Store relocations	—	—	1	—

Condensed Consolidated Balance Sheets (unaudited)

	July 26, 2007	July 27, 2006	January 25, 2007
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$24,463	$21,237	$27,596
Accounts receivable, net	301,157	276,588	282,728
Merchandise inventories, net	494,473	479,793	491,295
Deferred income taxes	59,985	42,485	60,153
Prepaid expenses and other current assets	23,280	21,725	22,017
Assets held for sale	4,177	—	—

Total current assets	907,535	841,828	883,789

Property:
Land	113,279	114,606	116,171
Buildings and leasehold improvements	692,893	623,734	668,800
Equipment and fixtures	612,429	615,551	621,068

Total	1,418,601	1,353,891	1,406,039
Less accumulated depreciation	704,086	704,195	705,856

Property, net	714,515	649,696	700,183

Goodwill	84,450	84,383	84,450
Intangible assets, net	25,775	12,711	14,904
Other non-current assets	5,340	6,243	4,342

Total	$1,737,615	$1,594,861	$1,687,668

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$270,740	$276,636	$230,754
Pharmacy benefits payable	123,475	110,537	148,595
Accrued employee compensation and benefits	120,118	124,249	131,088
Taxes payable	54,383	52,490	59,715
Other accrued expenses	66,769	57,711	73,682
Current maturities of debt	6,727	43,727	6,727

Total current liabilities	642,212	665,350	650,561

Long-term debt	123,364	73,091	118,091
Deferred income taxes and other long-term liabilities	120,229	75,908	103,459
Commitments and Contingencies
Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,760,000, 37,404,000 and 37,406,000 shares outstanding	18,880	18,702	18,703
Additional capital	283,448	232,844	250,113
Retained earnings	549,482	528,966	546,741

Total stockholders’ equity	851,810	780,512	815,557

Total	$1,737,615	$1,594,861	$1,687,668

Condensed Statements of Consolidated Cash Flows (unaudited)

	26 weeks ended
	July 26, 2007	July 27, 2006
	Thousands
Operating Activities:
Net income	$39,645	$34,816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,543	43,724
Provision for store closures and asset impairments, net	5,772	—
Deferred income taxes and other	(3,968)	(5,042)
Stock awards and options, net	14,162	8,580
Excess tax benefits related to stock awards and options	(6,570)	(2,961)
Common stock contribution to benefit plan	10,224	8,381
Changes in assets and liabilities:
Accounts receivable	(12,492)	(52,716)
Merchandise inventories	(5,403)	(14,912)
Other assets	(2,082)	(2,005)
Current liabilities and other	(8,044)	75,885

Net cash provided by operating activities	77,787	93,750

Investing Activities:
Capital expenditures	(67,059)	(71,025)
Acquisitions	(12,021)	(16,366)
Proceeds from dispositions of assets	19,848	683

Net cash used in investing activities	(59,232)	(86,708)

Financing Activities:
Proceeds from line of credit borrowings, net	8,000	16,000
Repayments of private placement borrowings	(2,727)	(4,870)
Repurchase of common stock	(29,994)	(30,520)
Proceeds from exercise of stock options	13,356	7,216
Dividend payments	(10,614)	(10,550)
Medicare Part D subsidy receipts (disbursements), net	(5,937)	(40,659)
Excess tax benefits related to stock awards and options	6,570	2,961
Other	(342)	(45)

Net cash used in financing activities	(21,688)	(60,467)

Decrease in cash and cash equivalents	(3,133)	(53,425)
Cash and cash equivalents at beginning of period	27,596	74,662

Cash and cash equivalents at end of period	$24,463	$21,237

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$3,476	$2,771
Cash paid for income taxes	16,402	19,458